UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 7, 2016

EXPEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37429	20-2705720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 108th Avenue NE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 679-7200

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 7, 2016, the Compensation Committee of the Board of Directors of Expedia, Inc. (the “Company”) approved, and on March 7, 2016, the Company entered into, a third amendment to the existing employment agreement with Mark Okerstrom, the Company’s Executive Vice President of Operations and Chief Financial Officer (the “Amended Employment Agreement”). Mr. Okerstrom’s existing employment agreement was set to expire on March 7, 2017. The Amended Employment Agreement has a three-year term expiring on March 7, 2019. The remaining terms of Mr. Okerstrom’s employment were unchanged, including:

Severance. Upon a termination of Mr. Okerstrom’s employment by the Company without cause (other than by reason of his death or disability or due to the expiration of the term) or by Mr. Okerstrom for good reason, subject to his execution and non-revocation of a release and compliance with restrictive covenants described below, then:

•	the Company will consider in good faith the payment of a discretionary bonus on a pro rata basis for the year in which termination of employment occurs;

•	except as described under “Equity Grants” with respect to the Stock Option Awards granted on March 7, 2016, all equity held by Mr. Okerstrom that otherwise would have vested during the 12-month period following termination of employment, will accelerate (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually);

•	Mr. Okerstrom may exercise vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) for 18 months after termination of his employment or through the scheduled expiration date of the options, whichever is earlier; and

•	the Company will continue to pay Mr. Okerstrom’s base salary and will reimburse him for the monthly premiums of group health plan continuation coverage under COBRA, through the longer of the end of the term of his employment agreement or 12 months.

Restrictive Covenants. Mr. Okerstrom will continue to be restricted from competing with the Company and from soliciting employees for a period of 18 months after termination of his employment.

Equity Grants. In connection with the Compensation Committee’s approval of the Amended Employment Agreement, the Section 16 Committee of the Board of Directors of the Company approved the following long-term equity awards to Mr. Okerstrom:

•	an award of 225,000 stock options that vest 50% on each of the third and fifth anniversaries of the date of grant, subject to Mr. Okerstrom’s continued employment with the Company (the “Cliff Vest Options”); and

•	an award of 175,000 stock options that are subject to Mr. Okerstrom’s continued employment with the Company and satisfaction of a stock price goal of $180 (an 70.8% increase to the closing price of Expedia’s common stock on the date of grant), measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2021 (the “Performance Options” and together with the Cliff Vest Options, the “Stock Option Awards”).

The exercise price for the Stock Option Awards is $105.39 (the closing price of Expedia’s common stock on the date of grant), and each stock option has a seven-year term.

Upon a termination of Mr. Okerstrom’s employment by the Company without cause (other than by reason of his death or disability) or resignation by Mr. Okerstrom for good reason, the Stock Option Awards will vest on a pro rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the Performance Options, subject to the achievement of the stock price goal.

In the event of a Change in Control (as defined in the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan), the Stock Option Awards will vest in full.

The description of the Amended Employment Agreement and the Stock Option Awards are qualified in their entirety by reference to the full text of the Amended Employment Agreement, the Cliff Vest Stock Option Agreement and the Performance Stock Option Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, herewith and are incorporated by reference herein. Unless otherwise specified, capitalized terms used above without definition have the meanings set forth in the Amended Employment Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Third Amendment to the Amended and Restated Employment Agreement between Mark Okerstrom and Expedia, Inc., effective March 7, 2016.

10.2	Stock Option Agreement between Mark Okerstrom and Expedia, Inc., effective March 7, 2016 (Cliff Vest Options).

10.3	Stock Option Agreement between Mark Okerstrom and Expedia, Inc., effective March 7, 2016 (Performance Options).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

By:	/s/ Robert J. Dzielak
Robert J. Dzielak
Executive Vice President, General Counsel and Secretary

Dated: March 7, 2016

Exhibit Number	Description

10.1	Third Amendment to the Amended and Restated Employment Agreement between Mark Okerstrom and Expedia, Inc., effective March 7, 2016.

10.2	Stock Option Agreement between Mark Okerstrom and Expedia, Inc., effective March 7, 2016 (Cliff Vest Options).

10.3	Stock Option Agreement between Mark Okerstrom and Expedia, Inc., effective March 7, 2016 (Performance Options).